Exhibit 10.3

AMENDMENT NUMBER 8
TO
WILLBROS GROUP, INC.
1996 STOCK PLAN

1.  Introduction.  On April 16, 1996, the Board of Directors of Willbros Group, Inc. (the "Company") adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan (as amended, the "Plan").  The Plan permits the granting of awards, including stock options, restricted stock, restricted stock rights and stock appreciation rights, to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

Under the terms of the Plan, a total of 4,825,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

The Plan includes various provisions with respect to the exercise or vesting of awards if a participant's employment with the Company terminates for various reasons, including death, disability or retirement.  The Company desires to remove the concept of "retirement" from these provisions.

2.  Purpose.  The sole purpose of this Amendment is to remove the concept of "retirement" and its related effects under the terms of the Plan.  Awards granted prior to the effective date of this Amendment shall continue to be subject to the applicable definition of the term "Retirement," as the case may be, and its related effects under the terms of the Plan prior to its removal hereunder.

3.  Amendments.  Solely with respect to awards which are granted under the Plan on or after the effective date hereof, the Plan shall be amended as follows:

(a)  The definition of "Retirement" in Section 2 of the Plan shall be deleted and removed in its entirety.

(b)  Section 10(c) of the Plan shall be amended and restated in its entirety to read as follows:

"(c)  [Intentionally Omitted.]"

(c)  Section 10(d) of the Plan shall be amended and restated in its entirety to read as follows:

"(d)  OTHER REASONS.  In the event of termination of a Participant's employment with the Corporation and the Subsidiaries for any reason other than death or Disability, as described in paragraph (a) or (b) of this Section 10, any Award granted to such Participant may be exercised for a period of two and one-half months from the date of termination, but not beyond the date the Award otherwise would have expired in accordance with the Award Agreement establishing the term of the original grant."

4.  No Change.  Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5.  Effective Date.  This Amendment shall take effect and be adopted on the date that the Board of Directors of the Company approves this Amendment.

Executed as of the 12th day of March, 2009.

ATTEST:	WILLBROS GROUP, INC.

/s/ Dennis G. Berryhill	By:	/s/ Robert R. Harl
Dennis G. Berryhill		Robert R. Harl
Secretary		President and Chief Executive Officer